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                                                                  For SEC Filing
                                                                  Purposes Only:
                                                                  Rule 424(b)(5)
                                                               File No. 33-54996


         Prospectus Supplement to Prospectus Dated November 2, 1995


                      SERVICE CORPORATION INTERNATIONAL


         Terms of 5-1/4% Convertible Debentures, Series P, due 2006


Title:                            5-1/4% Convertible Debentures, Series P, due
                                  2006 (the "Debentures").

Principal Amount:                 $3,500,000 in aggregate principal amount of
                                  the Debentures will be issued as
                                  consideration for the assets of Lloyd Mandel
                                  Levayah Funerals, P.C.

Conversion Price:                 $50.88 per share, subject to adjustment.

Conversion Date:                  On or after January 4, 1997.

Maturity Date:                    January 3, 2006.

Interest Rate:                    5-1/4% per annum accruing from January 3,
                                  1996.

Federal Tax Matters:              The applicable federal rate on long-term
                                  indebtedness for January 1996, compounded quarterly, will be used for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. At the date hereof, such applicable federal rate for January 1996 is not available and, when it becomes available, such rate and the original issue discount may be more or less than the amounts set forth hereinbelow with respect to December 1995. The applicable federal rate for December 1995 is 6.21% and, based on such rate, the original issue discount per $1,000 principal amount of the Debentures would be $71.20.


                                  The Date of this Supplement is December 28,
                                  1995.